Exhibit 99.2

[DiamondRock Hospitality Company Letterhead]

NEWS

CONTACT:	Mark Brugger
(301) 380-7100
info@drhc.com

DiamondRock Announces That It Acquired the Brand New Buckhead SpringHill Suites by Marriott for $34 Million

DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it acquired the 220-suite Buckhead SpringHill Suites by Marriott located in the Buckhead area of Atlanta. The hotel is newly constructed and opened on July 1, 2005. The 11 story hotel contains its own structured parking facility. The purchase price for the all suite hotel was $34 million.

“This hotel is located on Lenox Road on the famed Buckhead Loop in the high-end urban market of Buckhead, which has become known for its high barriers to entry,” commented Bill McCarten, chairman and chief executive officer of DiamondRock. “Similar to our two Courtyard hotels in New York City, we continue to look for urban select-service hotels to round out our portfolio of predominately full-service hotels. These urban select-service hotels often get room rates similar to full-service hotels while maintaining the higher profit margins from the cost structure of a select-service hotel,” added John Williams, chief operating officer of DiamondRock.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including effects of economic conditions, supply and demand changes for hotel rooms, competitive conditions in the lodging industry, relationships with clients and property owners, the impact of government regulations, the availability, terms and development of capital to finance growth, all of which could cause actual results to differ materially from those expressed in or implied by the statements herein.

About DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate company that owns and acquires upper upscale and upscale hotel properties located in North America and operated under nationally recognized brand names. To a lesser extent, it acquires premium limited-service and extended-stay hotel properties in urban locations. DiamondRock has a strategic acquisition sourcing relationship with Marriott International. For more information about DiamondRock or to receive future press releases, please see the Company’s website at http://www.drhc.com .

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